EXHIBIT 16.1

September 17, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Growlife, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-k. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Weinberg & Co. P.A.

Weinberg & Co. P.A.

Certified Public Accountants